Exhibit No. 21.1

SUBSIDIARY OF REGISTRANT

As of June 30, 2014

1.	PHI Capital Holdings, Inc. (formerly Providential Capital, Inc.)
Percentage of ownership: 100%
Business activity: Consulting and M&A advisory services.